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                                                                    EXHIBIT 3.1




                          CERTIFICATE OF INCORPORATION
                                       OF
                      NATIONAL TENANT FINANCE CORPORATION


  FIRST:  The name of the Corporation is National Tenant Finance Corporation.

  SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to engage solely in the following business and activities:

     (a) to lend funds to one or more special purpose entities acting as the Borrower/Landlord in lease transactions with one or more tenants which will occupy the demised premises in such lease transactions, which loans will be evidenced by a Note or Notes to be issued by the Borrower/Landlord in favor of the Corporation pursuant to a Loan Agreement and secured by a Mortgage (or similar security instrument) and Assignment of Leases and Rents and certain other security documents between each Borrower/Landlord and the Corporation, each of which shall thereafter be deposited by the Corporation, acting as settlor or depositor, with an institutional trustee as Trustee of a Mortgage Pass-Through Trust or Collateral Trust;

     (b) to cause the issuance of Mortgage Pass-Through Certificates ("Certificates") in an amount equal to the aggregate of the issuance and offering costs relating to the Certificates and the loans to be made by the Corporation to the Borrower/Landlords, which Certificates will be issued pursuant to a Trust Agreement or one or more Mortgage Pass-Through Trust Agreements entered into by and between the Corporation as settlor or depositor and an institutional trustee, its successors and assigns (collectively, "Trustee"), designated therein establishing one or more Trusts to which the Corporation will convey its interest in the loan or loans funded with net proceeds of the issuance and sale of the Certificates; and

     (c) to engage in any lawful act or activity and to exercise any powers permitted to corporations under the Delaware General Corporation Law, so long as the same are necessary, appropriate, suitable, incidental or convenient to accomplish only those purposes specified in subparagraphs (a) and (b) of this Article THIRD.

  FOURTH: The authorized capital stock of the Corporation shall be One Hundred Thousand (100,000) shares as set forth below:

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     (a)  The Corporation shall have authority to issue Ten Thousand (10,000)
shares of no par value voting common stock ("Common Stock"). Each holder of the Common Stock will be entitled to one vote per share on all matters.

     (b) The Corporation shall have the authority to issue Ninety Thousand (90,000) shares of no par value preferred stock ("Preferred Stock"). The Preferred Stock will be nonvoting in all matters except those involving the adoption of one or more amendments to the Corporation's Certificate of Incorporation or Bylaws or Restated Certificate of Incorporation or Bylaws and the removal of the Independent Director ("Voting Matters"). The vote accorded each share of Preferred Stock will be equal to the votes accorded a holder of five (5) shares of Common Stock (or five votes) on all Voting Matters and voting with respect to Voting Matters shall not be by class. With respect to the election of directors and all other matters, except Voting Matters, the Preferred Stock will be nonvoting. Each share of Preferred Stock will be convertible at any time at the election of the holder of such Preferred Stock into five (5) shares of Common Stock. The Preferred Stock will be nonredeemable. Dividends may be paid on the Preferred Stock in the discretion of the Board of Directors; provided, however, that in no event will dividends be paid on the Preferred Stock in an amount that exceeds 24.9% of the aggregate dividends paid on all outstanding classes of stock of the Corporation. The Preferred Stock will have a liquidation preference of $100 per share.

  FIFTH: Subject to Articles SEVENTH and EIGHTH of this Certificate of Incorporation, the ongoing business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors, which may exercise all powers of the Corporation. The name and mailing address of the initial Directors of the Corporation, who shall serve as directors until the first annual meeting of the stockholders or until a successor is elected and qualified, are:

   Daniel L. Mercer
   25 West Lawrence Road
   Phoenix, Arizona  85013

   James B. Fijan
   110 W. Myrtle Avenue
   Phoenix, Arizona  85021

  SIXTH: At any time, at least one director of the Corporation ("Independent Director") shall be a person who is not and has not for the period commencing twenty-four (24) months prior to such member's election to the Board of Directors and continuing through the date as of which such term commenced been
(i) a shareholder of the Corporation or (ii) a director, officer or employee of any corporate entity owning beneficially, directly or indirectly more than five percent (5%) of the outstanding shares of the Corporation's capital stock with voting rights regardless of





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class or a director, officer or employee of such beneficial owner's subsidiaries or affiliates other than the Corporation. The Independent Director shall not be removed except by the vote of fifty-one percent (51%) or more of the holders of the shares entitled to vote thereon without regard to class.

  SEVENTH: Notwithstanding any other provision of this Certificate of Incorporation and any other provision of law which otherwise so empowers the Corporation, the Corporation shall not without the prior written consent of a majority of the directors of the Corporation (which majority must include the Independent Director as a part thereof) do any of the following:

     (a) take any action to dissolve or liquidate the Corporation or seek relief under State or Federal bankruptcy law;

     (b) merge or consolidate with or into any other entity or transfer its property and assets substantially as an entirety to any other entity provided that nothing herein contained shall prevent or restrict the Corporation from assigning or pledging its assets in any manner consistent with Article THIRD of this Certificate of Incorporation; or

     (c) amend this Certificate of Incorporation to alter in any manner or delete Article THIRD, Article SIXTH or this Article SEVENTH or Article EIGHTH, and, provided further, the corporation shall not amend this Certificate of Incorporation without giving notice in writing to Trustee not less than thirty
(30) days nor more than ninety (90) days prior to the date on which such amendment is to become effective and without first obtaining the written consent of Trustee.

  EIGHTH: So long as any Certificates remain outstanding, the fiduciary duty of
the directors of the Corporation shall not include a duty to:   (i) institute
proceedings to have the Corporation adjudicated a bankruptcy or insolvent; (ii) consent to the institution of bankruptcy or insolvency proceedings against the Corporation; (iii) file a petition or consent to a petition seeking reorganization or relief on behalf of the Corporation under any applicable Federal or State law relating to bankruptcy; (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or any similar official) of the Corporation or a substantial portion of its property; (v) make any assignment for the benefit of the Corporation's creditors; (vi) cause the Corporation to admit in writing its inability to pay its debts generally as they become due; (vii) take any action or cause the Corporation to take any action in furtherance of any of the foregoing (any of the above foregoing actions a "Bankruptcy Action"). No director or officer of the Corporation shall be liable to the Corporation or any stockholder on account of such director's or officer's good faith reliance on the provisions of this Article EIGHTH and neither the Corporation nor any stockholder of the Corporation shall have any claim for breach of fiduciary





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duty or otherwise against any director or officer for failing to take any bankruptcy action.

  NINTH:  The name and mailing address of the incorporator is as follows:

     Norman C. Storey
     40 North Central Avenue, Suite 2700
     Phoenix, Arizona 85004

All powers, duties and responsibilities of the incorporator shall terminate upon filing this Certificate of Incorporation with the Secretary of State of the State of Delaware.

  TENTH: Subject to Article SEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

  ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. No amendment to or repeal of this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ____ day of July, 1994.

                                                        INCORPORATOR:



                                                        Norman C. Storey





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